Exhibit 23.1

Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated January 23, 2004 (except for the first paragraph of Note 13, as to which the date is February XX, 2004), in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-109653) and related Prospectus of Xcyte Therapies, Inc. for the registration of 4,600,000 shares of its common stock.

Ernst & Young LLP

Seattle, Washington

February XX, 2004

The foregoing consent is in the form that will be signed upon the completion of reverse stock split, described in Note 13 to the financial statements.

/s/    Ernst & Young LLP

Seattle, Washington

February 13, 2004